UNORIGINAL.CO.UK
ASSET PURCHASE AGREEMENT

BY AND BETWEEN

DORKS LLC,
A WASHINGTON LIMITED LIABAILITY COMPANY

AND

GARETH COOTE,
AN INDIVIDUAL

Dated as of March 26, 2007

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into as of March 26, 2007 by and between Dorks LLC, a Washington limited liability company (“Purchaser”) and Gareth Coote, an individual (“Seller”).

RECITALS

WHEREAS, Seller owns all of the assets and business of unoriginal.co.uk, an internet website (“unoriginal.co.uk” or “Business”); and

WHEREAS, Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser, the Business, upon the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
SALE AND PURCHASE

Section 1.1  Agreement to Sell and to Purchase.

On the terms and subject to the conditions set forth in this Agreement, Purchaser agrees to purchase from Seller, and Seller agrees to sell, transfer, assign, convey and deliver to Purchaser, on the Closing Date (as defined in Section 6.1 hereof), free and clear of all Liens (as such term is defined in Section 2.4), all of Seller’s right, title and interest in, to and under all of the assets, properties, privileges, claims, rights and business of the Business, whether real, personal and mixed, tangible and intangible, absolute or contingent, wherever located and whether or not reflected on the books and records of Seller, relating to or used in connection with, the Business (the “Purchased Assets”), except for the Excluded Assets. The Purchased Assets include but are not limited to the following items:

(a)  the Business, its good will, its name (and any derivatives or combinations thereof) and any other tangible or intangible assets owned by Seller and used in the operation of the Business;

(b)  all contracts, licenses, sales orders, commitments, pricing and marketing arrangements with customers, users or suppliers, and other arrangements, agreements or understandings, whether in written or oral form, related to the Business as set forth on Schedule 1.1(b) hereto (the “Assumed Contracts”);

(c)  all internet domain names and URLs of the Business, inventions, art works, product plans, logos, trademarks, trademark applications, service marks, copyrights, trade names, trade secrets, customer lists, patents, patent rights and applications, trade name, trademark and copyright registrations and applications, source and object codes, whether owned or possessed by Seller and used in or related to the Business as set forth on Schedule 1.1(c) hereto (the “Intellectual Property”);

(d)  all books and records of Seller related to the Business, including without limitation, accounting records, sales data, logs and other documents, customer and vendor lists, mailing lists, and other records and files related to the Business;

(e)  information systems and computer hardware and software and other equipment of the Business;

(f)  all other assets, properties and rights of Seller of every kind and nature owned or held by Seller which are used in the Business, or in which Seller has an interest, known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise as set forth on Schedule 1.1(f) hereof.

Section 1.2  Excluded Assets.

The assets that constitute the Excluded Assets shall include only those assets set forth on Schedule 1.2 hereto (the “Excluded Assets”).

Section 1.3  No Assumption of Liabilities.

Purchaser shall not assume, shall not take subject to, and shall not in any way be liable for, any liabilities or obligations of any kind or nature, whether absolute, contingent, accrued, known or unknown, of Seller.

Section 1.4  Purchase Price.

The total purchase price (the “Purchase Price”) for the Purchased Assets to be paid to Seller by Purchaser shall be paid as follows:

(a)  $250,000 payable in fifteen (15) equal monthly installments of $16,666.67 on the first day of each calendar month commencing on April 1, 2007, by wire transfer to an account designated in writing by Seller at least three (3) business days prior to the Closing Date, and

(b)  that number of shares of common stock of Handheld Entertainment, Inc., a Delaware corporation and the corporate parent of Purchaser (“Handheld”), as shall equal (A) $250,000 divided by (B) the average closing price of Handheld’s common stock as quoted on The NASDAQ Capital Market, for the five (5) trading days immediately preceding the Closing Date (the “Shares”), to be issued within ten (10) business days of the Closing Date.

(i)  The Shares shall be registered pursuant to the terms of the registration rights agreement substantially in the form attached hereto as Exhibit A (the “Registration Rights Agreement”).

(ii)  Notwithstanding anything to the contrary in this Agreement, and subject to Section 2.13 hereof, at any time prior to the one (1) year anniversary of the Closing Date, Seller agrees not to, directly or indirectly, sell more than one-twelfth (1/12) of the aggregate number of Shares payable under Section 1.4(b) in any given thirty-day period.

ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Purchaser as of the date hereof and as of the Closing Date as follows:

Section 2.1  Sole Proprietorship.

Seller is a sole proprietorship possessing full capacity, power and authority to own, operate and lease his properties and assets, to carry on the Business as now conducted, and to consummate the transactions contemplated by this Agreement.

Section 2.2  Authorization, No Conflicts.

This Agreement and the other documents to be executed in connection with the transactions contemplated hereby , including but not limited to the Registration Rights Agreement, Consulting Agreement and Domain Name Assignment (as defined herein) (the “Transaction Documents”) constitute the legal, valid and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the transaction contemplated hereby and thereby do not (i) conflict with or result in a breach or violation of any term or provision of, or (with or without notice or passage of time, or both) constitute a breach or default under, any Assumed Contract, or other contractual obligation of Seller (ii) result in the imposition of any Lien on any of the Purchased Assets or (iii) violate any applicable law or order of any governmental body or any arbitrator having jurisdiction over Seller. There are no preferential purchase rights of first refusal or first offer in third parties with respect to the Purchased Assets or the Business.

Section 2.3  Assets Necessary to Business.

The Purchased Assets constitute all of the assets, properties, rights and goodwill necessary to carry on the Business in a manner consistent with current operations. No part of the Business is conducted by or through any person or entity other than Seller.

Section 2.4  Status of Assets.

(a)  Except as set forth on Schedule 2.4, hereto, Seller has and is conveying to Purchaser under this Agreement, good and marketable title to, each of the Purchased Assets, free and clear of all liens, security interests, pledges, mortgages, charges, adverse claims, preferential arrangements or rights, and encumbrances (each a “Lien”). Seller owns and has all right, power and authority to sell, convey, assign, transfer and deliver the Purchased Assets to Purchaser in accordance with the terms of this Agreement. All of the Purchased Assets are adequate and fit to be used for the purposes for which they are currently used.

(b)  Purchaser acknowledges and agrees that Seller does not warrant any right(s) to user-submitted content which has or may appear on unoriginal.co.uk. Seller has not received and there is not pending or threatened any unresolved notice of claim against him relating to a third party’s alleged rights in user-submitted content appearing on unoriginal.co.uk. User-submitted content which appears on unoriginal.co.uk is, and has historically been, deleted from the site as soon as reasonably practicable following receipt by Seller of any notice relating to a third party’s alleged rights in any such user-submitted content.

Section 2.5  Liabilities.

There are no liabilities, debts or obligations of any nature (whether liquidated, unliquidated, direct, accrued, unmatured, absolute, contingent or otherwise and whether due or to become due), relating to the Purchased Assets or Business, except liabilities that were incurred in the ordinary course of business since February 15, 2007 and do not individually or in the aggregate exceed $1,000 and which are set forth on Schedule 2.5 hereto.

Section 2.6  Taxes and Tax Returns.

Seller has timely and properly filed all required tax returns and has paid all taxes due with respect to the Business and the Purchased Assets for all periods ending on or before the Closing Date. No unresolved claim or Lien for assessment or collection of taxes has been asserted against Seller with respect to the Business or the Purchased Assets, nor is there any basis for such a claim or Lien.

Section 2.7  Intellectual Property Rights.

(a)  Set forth on Schedule 2.7 hereto is a true and complete list of all Intellectual Property. Seller has complete rights to and ownership of all Intellectual Property required for use in the Business, and such Intellectual Property is sufficient for Purchaser to operate the Business as currently operated. Schedule 2.7 specifies, as applicable: (i) the title of the patent, trademark, trade name, service mark, copyright or application therefore; (ii) the jurisdiction by or in which such patent, trademark, trade name, service mark or copyright exists and has been issued or registered or in which an application has been filed, including the registration or application numbers and (iii) all Licenses (copies of which have been previously delivered to Purchaser). For the purposes of this Agreement, “Licenses” means all licenses, sub-licenses, agreements, permits, undertakings and understandings pursuant to which any third party is licensed or authorized to use any Intellectual Property of Seller or pursuant to which Seller is authorized to use the intellectual property of any third party.

(b)  The execution, delivery and performance of this Agreement, and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby will not constitute a material breach of any instrument or agreement governing any Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Intellectual Property nor impair the value or right of Seller to use, sell or license any Intellectual Property or portion thereof.

(c)  Neither the production, marketing, license, sale or intended use of any product or service currently licensed or sold by Seller or currently under development by Seller violates any License or agreement between Seller and any third party relating to such product or service, nor infringes upon any intellectual property rights of any other party. There are no pending or threatened claims or litigation contesting the validity and ownership by Seller or its right to use, sell, license or dispose of any Intellectual Property, nor is there any basis for such a claim. Seller has not received any notice (or is not otherwise aware) that any Intellectual Property, or its use, sale, license or disposition, conflicts or will conflict with or infringes or will infringe upon the rights of any other person or entity, nor is there any basis for such an assertion.

(d)  No current or prior employees, consultants, contractors, or agents of Seller have asserted an ownership interest or other right in or to any Intellectual Property.

Section 2.8  Litigation; Compliance.

No action, complaint, petition, suit, claim, order, ruling, injunction, judgment, decree, investigation or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or governmental body, is pending or threatened, nor is there any basis therefore, against or affecting the Seller, the Purchased Assets (or the use, operation or value thereof), the Business, Seller’s ability to perform under this Agreement or any other Transaction Document or any aspect of the transaction contemplated by this Agreement. The Business has been conducted in accordance with all applicable laws and regulations.

Section 2.9  Contracts.

Except for the Assumed Contracts listed and described on Schedule 1.1(b), Seller is not a party to any contract whatsoever relating to the Business or the Purchased Assets. Each of the Assumed Contracts is valid and subsisting, and is in full force and effect, and enforceable in accordance with its respective terms, and upon assignment pursuant to this Agreement, will be enforceable by Purchaser. No party thereto is in default and no claim of default by any party has been made or is now pending, and no event exists which, with or without the lapse of time or the giving of notice, or both, would constitute a breach or default, cause the acceleration of any obligation, permit the termination or excuse the performance by any party thereto, or would otherwise adversely affect the Business or the Purchased Assets. Except as noted on Schedule 1.1(b), each Assumed Contract is assignable by Seller to Purchaser without the consent of any third party. True and complete copies of the Assumed Contracts, including all amendments and supplements thereto, have been delivered to Purchaser.

Section 2.10  Traffic Statistics Reports.

The unoriginal.co.uk website traffic statistic reports provided to Purchaser by Seller are true, complete and correct representations of actual results realized for the periods covered by such reports, as reported by Google Analytics website traffic reporting service and internal traffic statistics of unoriginal.co.uk.

Section 2.11  No Material Adverse Change; Accounting.

Except as set forth on Schedule 2.11, since December 31, 2006, there has not been, occurred or arisen:

(a)  any sale, lease or other disposition of any of the Purchased Assets;

(b)  any casualty, loss, damage or destruction (whether or not covered by insurance) of any of the Purchased Assets;

(c)  any Lien created on the Purchased Assets; or

(d)  any reduction in rank below the tenth ranked website in the organic search return for “Funny Videos” on Google.com; and

(e)  any material adverse change in the Purchased Assets, including the Assumed Contracts, the financial condition, results of operations, the accounting practices historically used by Seller in connection with Business (except to the extent such changes in accounting practices were made at the request of Purchaser as part of transactions contemplated by this Agreement).

Seller’s records accurately and validly reflect the transactions relating to the Business.

Section 2.12  No Brokers or Finders.

No agent, broker, finder, or other person or firm engaged by or acting on behalf of Seller in connection with the negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, is or shall be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 2.13  Investment Intent.

With respect to the Shares to be received by Seller:

(a)  Seller acknowledges that the Shares to be issued and delivered to Seller hereunder shall be issued in reliance upon the exemption afforded by Section 4(2) of the Securities Act of 1933, as amended (the “Act”), and that Purchaser is relying upon the truth and accuracy of the representations set forth in this Section 2.13.

(b)  The Shares shall be acquired for Seller’s own account, not as nominee or agent, and not with a view to the resale or other transfer or distribution of any portion thereof or interest therein in violation of the Act, and Seller has no present intention of selling, granting any participation in, or otherwise transferring or distributing the Shares or any portion thereof or interest therein in violation of the Act. Seller is not a registered broker-dealer or an entity engaged in the business of being a broker-dealer.

(c)  Seller acknowledges that it can bear the economic risk and complete loss of its investment in the Shares, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. Seller must continue to bear the economic risk of the investment in the Shares unless they are subsequently registered under the Act or an exemption from such registration is available.

(d)  Seller acknowledges that the market value of the Shares will fluctuate from their value on the Closing Date and, at the time Seller disposes of the Shares, such Shares may be worth more or less than their market value on the Closing Date.

(e)  Seller has had an opportunity to receive all additional information related to Handheld requested by it and to ask questions of and receive answers from Handheld regarding Handheld, and its businesses, operations and conditions. In accepting the Shares, no oral or written representations (other than those specifically made in this Agreement) have been made to Seller.

(f)  Seller understands that the Shares are characterized as “restricted securities” under the Act inasmuch as they are being acquired from Handheld in a transaction not involving a public offering and that under the Act and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances.

(g)  Seller understands that the Shares have not been registered under the Act, and have not been registered or qualified under the securities laws of any state of the United States. Seller acknowledges that it has no right to require Handheld to register the Shares under the Act or to register or qualify the Shares under the securities laws of any state of the United States, except as set forth in this Agreement and the Registration Rights Agreement.

(h)  It is understood that, until the earlier of: (a) registration under the Act or (b) the time when any of the Shares may be sold pursuant to Rule 144(k) under the Act, stock certificates evidencing such Shares shall bear the following legend:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR EXEMPTION FROM REGISTRATION UNDER THE FOREGOING LAWS”.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PURCHASER’

Purchaser hereby represents and warrants to Seller as follows:

Section 3.1  Organization and Existence.

Purchaser is a company validly existing and in good standing under the laws of the State of Washington, and has all corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as now conducted.

Section 3.2  Corporate Authorization.

This Agreement has been duly authorized, executed and when delivered by Purchaser will constitute a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except as may be subject to bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or affecting or qualifying the rights of creditors generally and general principles of equity.

Section 3.3  Brokers.

No agent, broker, finder, or other person or firm engaged by or acting on behalf of Purchaser in connection with the negotiation, execution or performance of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, is or will be entitled to any broker’s or finder’s or similar fee or other commission as a result of this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 3.4  Shares.

To the Purchaser’s best knowledge, the Shares, when issued in accordance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable. The Shares will, to the Purchaser’s best knowledge, be free of any Liens, except as provided in the Registration Rights Agreement and the other Transaction Documents, and provided, however, that the Shares are subject to all applicable securities laws, including but not limited to any restrictions on transferability.

ARTICLE IV
PURCHASER’S CLOSING DELIVERIES

The obligation of Seller to effect the Closing shall be subject to Purchaser’s delivery of the following items on or prior to the Closing Date:

(a)  Registration Rights Agreement executed by Handheld in the form of Exhibit A.

(b)  Consulting agreement executed by the Purchaser in the form of Exhibit B (the “Consulting Agreement”).

(c)  (c)Binding instructions from Handheld to its transfer agent to issue the Shares to Seller.

ARTICLE V
SELLER’S CLOSING DELIVERIES

The obligation of Purchaser to effect the Closing shall be subject to Seller’s delivery of the following items on or prior to the Closing Date:

(a)  Consulting Agreement executed by Seller.

(b)  Opinion of counsel to Seller, substantially in the form attached hereto as Exhibit C.

(c)  Bill of Sale in the form attached hereto as Exhibit D , executed by Seller.

(d)  Evidence of receipt of all consents, if any, needed to convey the Purchased Assets.

(e)  Domain name assignment agreement in the form attached hereto as Exhibit E (the “Domain Name Assignment”)

(f)  Such other instruments of assignment, transfer and conveyance as Purchaser may reasonably request to transfer to and vest in Purchaser all of Seller’s right, title and interest in, to and under the Purchased Assets.

ARTICLE VI
THE CLOSING

Section 6.1  Closing.

The Closing of the transactions contemplated hereby (the “Closing”) shall be held on March ___, 2007 (the “Closing Date”) at the offices of Haynes and Boone, LLP, 153 East 53rd Street, Suite 4900, New York, New York 10022 or at such other time or place as the parties may mutually agree. Alternatively, the parties may mutually agree that the Closing may occur by mail, fascimile, overnight courier or a combination thereof.

ARTICLE VII
NONDISCLOSURE; NONCOMPETITION; NON-SOLICITATION

Section 7.1  Nondisclosure.

Seller agrees he will not, at any time, directly or indirectly use, divulge, disclose, copy, furnish or make accessible to any person or entity any proprietary, non-public, confidential or secret information of the Purchaser, including, but not limited to, the Purchased Assets, or the existence or content of this Agreement.

Section 7.2  Noncompetition.

Seller agrees that, after the Closing, Purchaser shall be entitled to the goodwill of the Business and to protect and preserve the same to the maximum extent permitted by law. For this and other reasons and as an inducement to Purchaser to enter into this Agreement, Seller agrees that for a period of two (2) years from the Closing Date (the “APA Restricted Period”), Seller shall not, directly or indirectly, for his own benefit or as an agent for another person or entity, engage in any activities, carry on or participate in the ownership, management or control of, or allow the Business’ name or reputation be used in or by any other person or entity that engages in “Competitive Business Activities” worldwide. For purposes of this Agreement, “Competitive Business Activities” shall mean the operation of a website, or other electronic system with similar capabilities, that is, in whole or in part, devoted to hosting user-generated, PG-13-like rated humor. Seller acknowledges the reasonableness of the geographic scope as technology would allow Seller to operate a similar business anywhere.

Section 7.3  Nonsolicitation.

Seller agrees that for the APA Restricted Period, Seller shall not, directly or indirectly, for his own benefit or as an agent for another person or entity (i) solicit for hire, hire or engage, or enter into any arrangement with any employee, contractor or agent of Purchaser or the Business without the prior written consent of Purchaser unless such employee or contractor at the time has not been employed or engaged by Purchaser or the Business for a period of two (2) years; or (ii) call on or solicit any of the customers or suppliers (other than general site sponsors and/or advertisers and server providers) of Purchaser or the Business or make known the names and addresses of such customers or suppliers or any information relating in any manner to Purchaser or the Business or Purchaser’s or the Business’ relationships with such customers or suppliers.

Section 7.4  Miscellaneous.

(a)  Seller acknowledges and agrees that the covenants set forth in this Article 7 are reasonable and valid in scope and in all other respects and are designed to protect the goodwill associated with the Purchased Assets and the Business. If any of such covenants is found to be invalid or unenforceable by a final determination of a court of competent jurisdiction (i) the remaining terms and provisions hereof shall be unimpaired and (ii) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. In the event that, any of the provisions of this Article 7 relating to scope of the covenants contained therein or the nature of the business restricted thereby shall be declared by a court of competent jurisdiction to exceed the maximum restrictiveness such court deems enforceable, such provision(s) shall be deemed to be replaced herein by the maximum restriction deemed enforceable by such court.

(b)  Seller agrees that a breach of this Article 7 may cause irreparable injury to Purchaser, that Purchaser’s remedies at law in the event of such breach would be inadequate and that accordingly, Purchaser shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to an injunction enjoining and restraining Seller from doing or continuing to do any such violation and any other violations or threatened violations of this Article 7.

ARTICLE VIII
INDEMNIFICATION

Section 8.1  Indemnification.

(a)  Seller shall indemnify, defend and hold harmless Purchaser and its stockholders, directors, officers, members, managers, employees, agents, representatives and assigns (each an “Affiliate”) from and against any and all liabilities, losses, damages, costs and expenses (including reasonable attorney’s fees and costs) (collectively, “Losses”), directly or indirectly, as a result of, in connection with, or based upon or arising from any of the following: (i) any inaccuracy in or breach or non performance of any of the representations, warranties, covenants or agreements made by Seller in this Agreement or any Transaction Document; (ii) the failure of Seller to perform fully any covenant, provision or agreement to be performed or observed by it pursuant to this Agreement or any related agreement; (iii) any other matter as to which Seller in other provisions of this Agreement or any related agreement has agreed to indemnify Purchaser; and (iv) any claims of third parties in respect of the Purchased Assets, including the Assumed Contracts or regarding the conduct of the Business prior to the Closing that are asserted prior to, on or after the Closing. Seller shall reimburse the Purchaser or its Affiliates promptly upon demand for any un-reimbursed payment made or Loss suffered by Purchaser or its Affiliates, as such payment is made or Loss suffered, in respect of any Loss, liability, judgment, claim or demand to which the foregoing indemnity relates. With respect to any and all claims by Purchaser under this Section 8.1 arising out of or in connection with this Agreement, whether such liability arises from any claim based upon contract, warranty, tort, failure of essential purpose or otherwise, Seller’s aggregate indemnification obligations shall not exceed $500,000; provided, however that no claim may be made by Purchaser under this Section unless the total of the Losses associated with any single event or occurrence triggering an indemnification claim exceeds ten thousand dollars $10,000. Notwithstanding the foregoing, with respect to any claims arising under clause (iv) of this Section 8.1(a), the limitations set forth in this Section 8.1(a) shall not apply and Purchaser or its Affiliates shall be entitled to recover the entirety of the indemnifiable amounts.

(b)  Purchaser shall indemnify, defend and hold harmless Seller from and against any and all Losses, directly or indirectly, as a result of, in connection with, or based upon (i) the failure of Purchaser to perform fully any covenant, provision or agreement to be performed by it pursuant to this Agreement or any related agreement, and (ii) any third party claims in respect of the Business or Purchased Assets, or relating to the conduct of the Business by the Purchaser after the Closing. Purchaser shall reimburse the Seller or its Affiliates promptly upon demand for any unreimbursed payment made or Loss suffered by the Seller or its Affiliates at any time after the Closing Date in respect of any Loss to which the foregoing indemnity relates.

(c)  Nothing in this Article 8 shall be deemed to preclude or otherwise limit in any way the Purchaser or the Seller from exercising his or its other rights or from pursuing other remedies specified in this Agreement.

ARTICLE IX
MISCELLANEOUS PROVISIONS

Section 9.1  Notices.

All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) when sent to the recipient by telecopy (receipt electronically confirmed by sender’s telecopy machine) if during normal business hours of the recipient, otherwise on the next business day, (c) two (2) business says after the date when sent to the recipient by reputable express courier service (charges prepaid), or (d) seven business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to Seller and to Purchaser at the addresses indicated below:

If to Seller:	Gareth Coote 1 Roman Way March, Cambridgeshire PE 158TY United Kingdom

With a copy to: (which shall not constitute notice)	James Parkhill, Esq. 1283 Arguello Blvd. San Francisco, CA 94122 Fax: (415) 651-8544

If to Purchaser:	Dorks LLC 539 Bryant Street, Suite 403 San Francisco, CA 94107 Fax: (415) 495-7708 Attn: Jeff Oscodar

With a copy to: (which shall not constitute notice)	Haynes and Boone, LLP 153 East 53rd Street Suite 4900 New York, New York 1002 Fax: (212) 918-8989 Attn: Harvey J. Kesner, Esq.

or to such other address as either party hereto may, from time to time, designate in writing delivered to the other party pursuant to the terms of this Section 9.1.

Section 9.2  Amendments.

The terms, provisions and conditions of this Agreement may not be changed, modified or amended in any manner except by an instrument in writing duly executed by both of the parties hereto.

Section 9.3  Announcements.

Seller agrees not issue any press release, publicity statement or issue any other public notice or announcement with respect to this Agreement or any related agreement, or the transactions contemplated hereby or thereby.

Section 9.4  Expenses.

Except as set forth in this Agreement or the Transaction Documents, each party to this Agreement shall bear its own expenses in the negotiation, preparation and performance of this Agreement and the Transaction Documents, including but not limited to, legal, accounting, or other professional fees and expenses.

Section 9.5  Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto, and the other Transaction Documents, constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede any and all prior agreements and understandings among them, whether oral or written, relating to such subject matter hereunder and thereunder. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof.

Section 9.6  Descriptive Headings.

The descriptive headings of the several sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 9.7  Counterparts.

This Agreement and any Transaction Document and any amendment hereto or thereto, may be executed in counterpart by any one or more parties hereto, and each such executed counterpart shall be deemed to be an original, and all of which shall be deemed to constitute, one and the same instrument.

Section 9.8  Governing Law; Jurisdiction.

This Agreement shall be governed by and construed in accordance with the laws of the State of California without reference to principles of conflicts of laws. The parties hereto consent to the exclusive jurisdiction of the federal or state court located in San Francisco County, California, with respect to any claim or controversy or dispute related to the enforcement or interpretation of this Agreement.

Section 9.9  Construction; Interpretation.

Seller acknowledges that he has been represented by counsel of his choice in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law that would require interpretation of any claimed ambiguities in this Agreement is expressly waived. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the intent of Purchaser and Seller.

Section 9.10  Severability.

In the event that any one or more of the provisions contained in this Agreement or in any other Transaction Document, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.11  Specific Performance.

Without limiting or waiving in any respect any rights or remedies of the parties under this Agreement now or hereinafter existing at law or in equity or by statute, each of the parties hereto shall be entitled to seek specific performance of the obligations to be performed by the other in accordance with the provisions of this Agreement.

Section 9.12  Survival.

The provisions of Articles 2, 7 and 8 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first written above.

SELLER

/s/ Gareth Coote

_______________________________________
Gareth Coote

PURCHASER

DORKS LLC

By: Handheld Entertainment, Inc., sole member

By: /s/ Jeff Oscodar
       Name: Jeff Oscodar
       Title:   Chief Executive Officer